Exhibit 99.1

News

February 26, 2007	Analyst Contact:	Dan Harrison 918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

TULSA, Okla. – Feb. 26, 2007 – ONEOK, Inc. (NYSE: OKE) announced today that its net income for the year was $306.3 million, or $2.68 per diluted share of common stock, compared with $546.5 million, or $5.06 per diluted share of common stock, a year earlier. 2006 results include a $113.9 million pre-tax gain related to ONEOK Partners’ sale of a 20 percent partnership interest in Northern Border Pipeline; ONEOK’s after-tax share of the gain was $32.3 million, or 28 cents per diluted share.

Year-end 2005 net income included an after-tax gain on the sale of a discontinued component of $149.6 million, or $1.39 per diluted share of common stock, from the sale of the company’s oil and gas production business, and an after-tax gain of $161.8 million, or $1.50 per diluted share of common stock, on the sale of the company’s Texas gathering and processing assets, recorded in income from continuing operations. These 2005 gains were partially offset by a $32.4 million, or 30 cents per diluted share, impairment related to the company’s sale of its Spring Creek power plant in Oklahoma.

The following table adjusts 2006 and 2005 reported net income to eliminate the effects of these gains and losses:

(Unaudited)	Fiscal Year
	(Millions of dollars, except per share amounts)
	2006		2005
Net Income, reported	$306.3	$2.68	$546.5	$5.06
Less gain on sale of 20 percent partnership interest in Northern Border Pipeline	(32.3)	(0.28)	—	—
Less gain on sale of oil and gas production business	—	—	(149.6)	(1.39)
Less gain on sale of Texas gathering and processing assets	—	—	(161.8)	(1.50)
Add loss on sale of Spring Creek power plant	—	—	32.4	0.30

Net Income excluding asset sales	$274.0	$2.40	$267.5	$2.47

Average Diluted Shares of Common Stock (Millions)		114.5		108.0

In the fourth quarter 2006, ONEOK reported net income of $74.6 million, or 66 cents per diluted share, compared with net income of $75.8 million, or 73 cents per diluted share, in the fourth quarter 2005, excluding the $161.8 million, or $1.57 per diluted share of common stock,

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

after-tax gain on the sale of the Texas gathering and processing assets, recorded in income from continuing operations.

“Our ONEOK Partners and energy services segments turned in exceptional performances,” said John W. Gibson, chief executive officer of ONEOK. “Our distribution segment also reported solid results, benefiting from the first full year of new rates in Oklahoma.

“The transaction with ONEOK Partners that was completed in April 2006 is delivering strong operating results and providing an excellent platform for additional growth at ONEOK,” Gibson stated.

Net margin increased in 2006, compared with 2005, primarily as a result of the Jan. 1, 2006, consolidation of the company’s investment in ONEOK Partners as required by the applicable accounting rules; the effect of the natural gas liquids assets acquired from Koch in July 2005; strong commodity prices, wider gross processing spreads and increased natural gas transportation revenue in the ONEOK Partners segment; and higher transportation margins in the energy services segment.

In 2006, operating income increased to $745.7 million from $534.8 million in 2005, excluding the gains on the sales of assets of $115.9 million in 2006 and $264.2 million in 2005.

Operating costs for 2006 increased primarily because of the consolidation of the legacy ONEOK Partners operations and the natural gas liquids assets acquired in 2005, offset by the sale of the Texas natural gas gathering and processing assets in December 2005.

Depreciation, depletion and amortization expense increased in 2006, compared with 2005, primarily as a result of the consolidation of the legacy ONEOK Partners operations at the beginning of 2006, the acquisition of the natural gas liquids assets in July 2005 and the ONEOK Partners impairment charges for Black Mesa Pipeline of $12.0 million in the second quarter 2006.

Equity earnings from investments increased $93.3 million in 2006, compared with 2005. Equity earnings from Northern Border Pipeline contributed $72.4 million, and ONEOK Partners’ gathering and processing joint ventures contributed $22.6 million in 2006.

YEAR-END 2006 RESULTS INCLUDED:

•

The completion of the transactions in which ONEOK sold assets to ONEOK Partners, received $1.35 billion in cash and approximately 36.5 million limited partner units, and became the sole general partner and owner of 45.7 percent of the partnership;

•

ONEOK Partners’ announcement that it plans to develop $1.1 billion in internally generated growth projects, which include construction of Overland Pass Pipeline, a 750-mile natural gas liquids pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan., and related infrastructure upgrades;

•	Improved performance in the distribution segment, resulting in operating income of $117.5 million in 2006 versus $113.9 million in 2005;

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

•	A final settlement in the Kansas Gas Service rate case that will increase annual operating income by approximately $45 million in 2007;

•	Record operating income of $229.2 million in the energy services segment, compared with $165.6 million in 2005;

•	Energy services being selected to provide subsidiaries of FirstEnergy Corp. with natural gas supply and natural gas management services for three of their natural gas-fired electric generation plants;

•	An accelerated share repurchase plan, resulting in the purchase of 7.5 million shares of the company’s common stock;

•

Distributions from the company’s general partner interest in ONEOK Partners of $36.6 million, compared with $6.6 million for last year; distributions from the company’s limited partner interest in ONEOK Partners was $111.0 million, compared with $10.8 million for 2005;

•

ONEOK, on a stand-alone basis, having no short-term debt, $47.2 million of cash invested and $727.1 million of natural gas in storage at Dec. 31, 2006, and long-term debt of 48 percent of capitalization;

•

ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $405.7 million, which exceeded capital expenditures and dividend distributions of $310.0 million by $95.7 million;

•	Increasing the company’s dividend 14 percent during the year and another 6 percent in January 2007 to 34 cents a share;

•	Share price appreciation in 2006 of 62 percent;

•	Being named one of FORTUNE Magazine’s most admired and fastest-growing companies;

•	Energy services being ranked as the nation’s top major natural gas marketer in an annual customer survey;

•	Texas Gas Service being ranked first in business customer service from a nationally known research firm;

•	Celebrating the company’s 100th anniversary in October.

2006 BUSINESS UNIT RESULTS

ONEOK Partners

The ONEOK Partners segment posted operating income of $510.6 million, compared with $523.4 million in 2005, a decrease of $12.8 million. Excluding gains on sales of assets in 2005 and 2006, operating income increased $136.5 million from $259.2 million in 2005 to $395.7 million in 2006. Operating income for 2006 includes the gain on sale of assets of $113.9 million related to ONEOK Partners’ sale of a 20 percent partnership interest in Northern Border Pipeline in April 2006. Operating income in 2005 includes a pre-tax gain of $264.2 million on the sale of the company’s Texas gathering and processing assets, recorded in income from continuing operations.

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

Net margin increased to $841.2 million for 2006, compared with $546.8 million in 2005, as a result of: an increase of $191.1 million from the legacy ONEOK Partners operations, which was consolidated beginning Jan. 1, 2006; an increase of $101.8 million related to the natural gas liquids gathering and distribution pipelines acquired from Koch in July 2005; an increase of $72.1 million from the legacy ONEOK operations, driven primarily by strong commodity prices, higher gross processing spreads and increased natural gas transportation revenues; and a decrease of $80.5 million resulting from the sale of Texas natural gas gathering and processing assets in December 2005.

Operating costs increased $103.2 million in 2006, compared with 2005, primarily related to the consolidation of the legacy ONEOK Partners operations at Jan. 1, 2006, and the natural gas liquids assets acquired in 2005, offset by the impact resulting from the sale of the Texas natural gas gathering and processing assets in December 2005.

Depreciation, depletion and amortization expense increased by $54.6 million for 2006 compared with 2005, primarily due to $37.9 million related to the consolidation of the legacy ONEOK Partners operations, $12.0 million for the Black Mesa Pipeline impairments and $15.5 million for the acquisition of natural gas liquids assets from Koch in 2005. These increases were offset by an $8.2 million decrease resulting from the December 2005 sale of the Texas natural gas gathering and processing assets.

Equity earnings from investments increased by $103.5 million in 2006, primarily from ONEOK Partners’ interest in Northern Border Pipeline.

Fourth-quarter operating income was $90.5 million versus $70.0 million in the same quarter 2005, excluding the 2005 pre-tax gain of $264.2 million on the sale of the company’s Texas gathering and processing assets. Net margin for the period was $217.0 million, compared with $155.3 million in 2005, as a result of an increase of $48.4 million from the legacy ONEOK Partners operations, which were consolidated beginning Jan. 1, 2006; an increase of $24.0 million, driven primarily by strong commodity prices, higher gross processing spreads and increased natural gas transportation revenues from the legacy ONEOK operations; and a decrease of $15.6 million resulting from the sale of Texas natural gas gathering and processing assets in December 2005.

Distribution

The distribution segment reported 2006 operating income of $117.5 million, compared with $113.9 million last year. Net margin was $599.8 million in 2006 versus $587.7 million in 2005, an increase of $12.1 million.

Net margin improvements were the result of implementation of new rates in Oklahoma, which contributed $39.7 million, and in Texas, which contributed $2.6 million. These increases were offset by a decrease of $19 million, primarily due to expired riders that are a component of the new rates in Oklahoma; a decrease of $10 million in customer sales due to warmer weather in

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

the company’s service territory; and a decrease of $1.8 million due to reduced wholesale volumes in Kansas.

Operating costs increased $11.1 million year over year because of $17.2 million in higher labor and employee benefit costs and $1.7 million of higher property taxes, partially offset by a $7.6 million decrease in bad debt expense.

Residential and commercial volumes decreased for the year due to warmer weather, primarily in the first quarter of 2006. Customer conservation also contributed to lower volumes. Wholesale volumes decreased in 2006, compared with 2005, due to reduced volumes available for sale.

The temperatures for the 2006 winter heating season were among the warmest on record in the past 100 years — second warmest year in Texas and Oklahoma, and fourth warmest in Kansas. The impact of warmer-than-normal weather for the year was moderated by approved weather-protection mechanisms and by the implementation of a new two-tier rate structure in Oklahoma. The new rate structure in Oklahoma reduces volumetric sensitivity while providing more consistent earnings and cash flow over time.

Fourth-quarter operating income was $48.9 million versus $53.1 million in the same quarter 2005, primarily due to increased operating costs. Net margin was $177.8 million, compared with $174.9 million in the fourth quarter 2005. Operating costs increased $6.0 million in the fourth quarter 2006 versus 2005 primarily because of higher employee-related costs and property taxes, partially offset by lower bad debt expense.

Energy Services

The energy services segment posted operating income of $229.2 million, compared with $165.6 million in 2005. Net margin increased to $273.8 million from $206.4 million in 2005.

Net margin increases included $58 million in transportation margins primarily due to improved natural gas basis differentials between the Mid-Continent and Gulf Coast regions, and $7.1 million from financial trading.

Operating costs for the year increased to $42.5 million, compared with $38.7 million in 2005, primarily as a result of higher employee-related costs.

On Dec. 31, 2006, natural gas in storage was 74.1 Bcf, compared with 62.1 Bcf a year earlier. Natural gas storage capacity under lease was 86 Bcf on Dec. 31, 2006, and 2005. On Jan. 31, 2007, natural gas in storage was 53.0 Bcf.

Fourth-quarter operating income was $60.9 million versus $68.0 million in the same quarter 2005. Net margin was $75.6 million, compared with $78.9 million in the 2005 fourth quarter. Fourth-quarter 2006 net margin decreased $9.4 million related to transportation margins associated with strong 2005 Mid-Continent to Gulf Coast spreads, partially offset by an increase

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

of $6.1 million due to improved storage and marketing margins. Trading and retail margins in the fourth quarter 2005 were relatively unchanged, compared with the fourth quarter 2005.

The net margin for the energy services segment was derived from the following sources:

	Year Ended December 31, 2006	Year Ended December 31, 2005
	(Thousands of dollars)
Marketing and storage, gross	$414,951	$350,227
Less: Storage and transportation costs	(180,708)	(174,838)

Marketing and storage, net	234,243	175,389
Retail marketing	19,006	17,526
Financial trading	20,569	13,445

Net margin	$273,818	$206,360

EARNINGS CONFERENCE CALL

A joint conference call with ONEOK and ONEOK Partners management will be held on Feb. 27, 2007, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 866-814-8448, pass code 1024620, or log on to the ONEOK Web site at www.oneok.com. If you are unable to participate in the conference call or the webcast, the replay will be archived and available on the company’s Web site www.oneok.com for 30 days. A recording will be available by phone for seven days. The playback may be accessed at 866-837-8032, pass code 1024620.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this new release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Annual Report on Form 10-K identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection,” “goal” or similar phrases.

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to market pipeline capacity on favorable terms, including the affects of:

•	future demand for and prices of natural gas;

•	competitive conditions in the overall natural gas and electricity markets;

•	availability of supplies of Canadian and United States natural gas;

•	availability of additional storage capacity;

•	weather conditions; and

•	competitive developments by Canadian and U.S. natural gas transmission peers;

•	our ability to successfully transfer ONEOK Partners’ operations from Omaha to Tulsa;

•	performance of contractual obligations by our customers and shippers;

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction, and our ability to construct pipelines without labor or contractor problems;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;

•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting NGLs;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	the impact of potential impairment charges;

•	our ability to control operating costs;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the company’s Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Quarters Ended December 31,		Years Ended December 31,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$3,063,930	$4,694,536	$11,889,307	$12,663,550
Energy trading revenues, net	3,750	1,657	6,797	12,680

Total Revenues	3,067,680	4,696,193	11,896,104	12,676,230

Cost of sales and fuel	2,596,571	4,287,732	10,176,510	11,338,076

Net Margin	471,109	408,461	1,719,594	1,338,154

Operating Expenses
Operations and maintenance	191,548	157,546	660,291	552,531
Depreciation, depletion and amortization	56,654	48,374	235,543	183,394
General taxes	20,321	16,403	78,086	67,464

Total Operating Expenses	268,523	222,323	973,920	803,389

Gain on Sale of Assets	—	264,207	115,892	264,207

Operating Income	202,586	450,345	861,566	798,972

Equity earnings (losses) from investments	23,133	(5,723)	95,883	2,538
Other income	7,653	3,425	29,388	11,650
Other expense	12,076	11,796	24,671	19,883
Interest expense	63,077	55,926	239,725	147,608

Income before Minority Interests and Income Taxes	158,219	380,325	722,441	645,669

Minority interests in income of consolidated subsidiaries	37,380	—	222,000	—
Income taxes	46,259	140,643	193,764	242,521

Income from Continuing Operations	74,580	239,682	306,677	403,148
Discontinued operations, net of taxes:
Income (loss) from operations of discontinued components, net of tax	45	(262)	(365)	(6,180)
Gain on sale of discontinued component, net of tax	—	(1,778)	—	149,577

Net Income	$74,625	$237,642	$306,312	$546,545

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.68	$2.46	$2.74	$4.01
Earnings (loss) per share from operations of discontinued components, net of tax	—	—	—	(0.06)
Earnings per share from gain on sale of discontinued component, net of tax	—	(0.02)	—	1.49

Net Earnings Per Share, Basic	$0.68	$2.44	$2.74	$5.44

Diluted:
Earnings per share from continuing operations	$0.66	$2.32	$2.68	$3.73
Earnings (loss) per share from operations of discontinued components, net of tax	—	—	—	(0.06)
Earnings per share from gain on sale of discontinued component, net of tax	—	(0.02)	—	1.39

Net Earnings Per Share, Diluted	$0.66	$2.30	$2.68	$5.06

Average Shares of Common Stock (Thousands)
Basic	110,257	97,443	112,006	100,536
Diluted	112,705	103,361	114,477	108,006

Dividends Declared Per Share of Common Stock	$0.32	$0.28	$1.22	$1.09

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31, 2006	December 31, 2005
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$68,268	$7,915
Trade accounts and notes receivable, net	1,348,490	1,961,208
Gas and natural gas liquids in storage	925,194	911,393
Commodity exchanges	167,072	133,159
Energy marketing and risk management assets	401,670	399,439
Deposits	100,163	150,608
Other current assets	227,743	234,666

Total Current Assets	3,238,600	3,798,388

Property, Plant and Equipment
Property, plant and equipment	6,724,759	5,575,365
Accumulated depreciation, depletion and amortization	1,879,838	1,581,138

Net Property, Plant and Equipment	4,844,921	3,994,227

Deferred Charges and Other Assets
Goodwill and intangible assets	1,051,440	683,211
Energy marketing and risk management assets	91,133	55,713
Investments in unconsolidated affiliates	771,507	245,009
Other assets	507,120	471,289

Total Deferred Charges and Other Assets	2,421,200	1,455,222

Assets of Discontinued Component	—	63,911

Total Assets	$10,504,721	$9,311,748

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31, 2006	December 31, 2005
	(Thousands of dollars)
Liabilities and Shareholders’ Equity

Current Liabilities
Current maturities of long-term debt	$18,159	$6,546
Notes payable	6,000	1,541,500
Accounts payable	1,076,954	1,514,620
Commodity exchanges and imbalances	290,090	238,176
Energy marketing and risk management liabilities	306,658	449,085
Other	366,316	438,009

Total Current Liabilities	2,064,177	4,187,936

Long-term Debt, excluding current maturities	4,030,855	2,024,070

Deferred Credits and Other Liabilities
Deferred income taxes	707,444	603,835
Energy marketing and risk management liabilities	137,312	348,529
Other deferred credits	548,330	350,157

Total Deferred Credits and Other Liabilities	1,393,086	1,302,521

Liabilities of Discontinued Component	—	2,464

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	800,645	—

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 120,333,908 shares and outstanding 110,678,499 shares at December 31, 2006;issued 107,973,436 shares and outstanding 97,654,697shares at December 31, 2005	1,203	1,080
Paid in capital	1,258,717	1,044,283
Unearned compensation	—	(105)
Accumulated other comprehensive income (loss)	39,532	(56,991)
Retained earnings	1,256,759	1,085,845
Treasury stock, at cost: 9,655,409 shares at December 31, 2006 and 10,318,739 shares at December 31, 2005	(340,253)	(279,355)

Total Shareholders’ Equity	2,215,958	1,794,757

Total Liabilities and Shareholders’ Equity	$10,504,721	$9,311,748

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Unaudited)	2006	2005
	(Thousands of dollars)
Operating Activities
Net income	$306,312	$546,545
Depreciation, depletion, and amortization	235,543	183,394
Impairment expense for discontinued component	—	52,226
Gain on sale of discontinued component, net	—	(149,577)
Gain on sale of assets	(115,892)	(264,207)
Minority interest in income of consolidated subsidiaries	222,000	—
Distributions received from unconsolidated affiliates	123,427	10,983
Income from equity investments, net	(95,883)	(2,538)
Deferred income taxes	115,384	16,372
Stock-based compensation expense	16,499	11,842
Allowance for doubtful accounts	9,056	16,329
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	649,415	(733,367)
Inventories	(14,107)	(320,632)
Unrecovered purchased gas costs	(73,534)	(8,943)
Commodity exchanges	18,001	106,775
Deposits	50,445	(118,214)
Regulatory assets	15,441	(6,357)
Accounts payable and accrued liabilities	(499,996)	518,406
Energy marketing and risk management assets and liabilities	(139,488)	223,965
Other assets and liabilities	50,767	(247,296)

Cash Provided by (Used in) Operating Activities	873,390	(164,294)

Investing Activities
Acquisitions	(149,006)	(1,327,907)
Capital expenditures	(376,306)	(250,493)
Proceeds from sale of discontinued component	53,000	519,279
Proceeds from sale of assets	298,964	556,434
Increase in cash for previously unconsolidated subsidiaries	1,334	—
Decrease in cash for previously consolidated subsidiaries	(22,039)	—
Change in short-term investments	(31,125)	—
Changes in other investments, net	(6,608)	(22,604)
Other investing activities	(5,565)	(6,862)

Cash Used in Investing Activities	(237,351)	(532,153)

Financing Activities
Repayment of notes payable, net	(641,500)	(2,500)
Short-term financing payments	(2,634,000)	(100,000)
Short-term financing borrowings	1,533,500	1,000,000
Issuance of debt, net of issuance costs	1,397,328	798,792
Long-term debt financing costs	(12,003)	—
Termination of interest rate swaps	—	(22,565)
Payment of debt	(44,359)	(636,288)
Equity unit conversion	402,448	—
Repurchase of common stock	(281,444)	(233,074)
Issuance of common stock	10,829	4,672
Dividends paid	(135,451)	(110,157)
Distributions to minority interests	(165,283)	—
Other financing activities	(48,841)	(3,976)

Cash Provided by (Used in) Financing Activities	(618,776)	694,904

Change in Cash and Cash Equivalents	17,263	(1,543)
Cash and Cash Equivalents at Beginning of Period	7,915	9,458
Effect of Accounting Change on Cash and Cash Equivalents	43,090	—

Cash and Cash Equivalents at End of Period	$68,268	$7,915

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Quarters Ended December 31,			Years Ended December 31,
(Unaudited)	2006	2005		2006	2005
	(Millions of dollars)
ONEOK Partners (a)
Net margin	$217.0	$155.3		$841.2	$546.8
Depreciation, depletion and amortization	$27.8	$20.5		$122.0	$67.4
Operating income	$90.5	$334.2		$510.6	$523.4
Total gas gathered (BBtu/d)	1,182	973		1,168	1,077
Total gas processed (BBtu/d)	1,010	1,049		988	1,117
Natural gas liquids gathered (MBbl/d)	211	188	(b)	206	191	(b)
Natural gas liquids sales (MBbl/d)	222	212		216	207
Natural gas liquids fractionated (MBbl/d)	314	276	(b)	313	292	(b)
Natural gas liquids transported (MBbl/d)	51	175	(b)	200	187	(b)
Natural gas transported (MMcf/d)	1,181	1,391		2,226	1,333
Natural gas sales (BBtu/d)	297	301		313	334
Capital expenditures	$87.0	$16.9		$201.7	$56.3
Realized composite NGL sales prices ($/gallon)	$0.87	$1.04		$0.93	$0.89
Realized condensate sales price ($/Bbl)	$60.79	$56.59		$57.84	$52.69
Realized natural gas sales price ($/MMBtu)	$5.83	$9.87		$6.31	$7.30
Realized gross processing spread ($/MMBtu)	$4.51	$1.94		$5.05	$2.77

Distribution
Net margin	$177.8	$174.9		$599.8	$587.7
Depreciation, depletion and amortization	$28.2	$27.1		$110.9	$113.4
Operating income	$48.9	$53.1		$117.5	$113.9
Customers per employee	726	698		713	689
Capital expenditures	$44.2	$40.7		$159.0	$143.8
Natural gas volumes (MMcf)
Gas Sales	59,823	59,450		178,395	199,816
Transportation	50,810	67,482		200,828	252,180
Natural gas margins
Gas Sales	$148.0	$145.7		$489.9	$479.7
Transportation	$21.4	$21.9		$76.9	$80.1

Energy Services
Net margin	$75.6	$78.9		$273.8	$206.4
Depreciation, depletion and amortization	$0.5	$0.6		$2.1	$2.1
Operating income	$60.9	$68.0		$229.2	$165.6
Natural gas marketed (Bcf)	293	312		1,132	1,191
Natural gas gross margin ($/Mcf)	$0.22	$0.21		$0.22	$0.14
Physically settled volumes (Bcf)	586	628		2,288	2,387
Capital expenditures	$—	$—		$—	$0.2

(a)	- 2005 includes only our legacy operations and does not include results of ONEOK Partners.
(b)	- Data presented for 2005 represents the per day results of operations from July 1, 2005.

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries	Attachment A
Consolidating Income Statement

	Quarter Ended December 31, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
Distribution	$49	—	—	$49
Energy Services	61	—	—	61
ONEOK Partners	—	91	—	91
Other	2		—	2

Operating Income	112	91	—	203

Equity in earnings of ONEOK Partners	43	—	(43)	—
Other income (expense)	(7)	25	—	18
Interest expense	(29)	(34)	—	(63)
Minority interest	—	—	(37)	(37)
Income Taxes	(44)	(2)	—	(46)

Net Income	$75	$80	$(80)	$75

	Year Ended December 31, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
Distribution	$118	$—	$—	$118
Energy Services	229	—	—	229
ONEOK Partners	—	511	—	511
Other	4	—	—	4

Operating Income	351	511	—	862

Equity in earnings of ONEOK Partners	225	—	(225)	—
Other income (expense)	2	98	—	100
Interest expense	(106)	(134)	—	(240)
Minority interest	—	(2)	(220)	(222)
Income Taxes	(166)	(28)	—	(194)

Net Income	$306	$445	$(445)	$306

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ONEOK Announces Year-end and Fourth-quarter 2006 Earnings

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, before Changes in Working Capital

(Unaudited)	Year Ended December 31, 2006
(Millions of dollars)
Net income	$306.3
Depreciation, depletion and amortization	113.5
Gain on sale of assets	(110.3)
Distributions received from unconsolidated affiliates	145.0
Income from equity investments, net	(189.8)
Deferred income taxes	115.4
Stock based compensation expense	16.5
Allowance for doubtful accounts	9.1

Cash flow, before changes in working capital (a)	$405.7

(a)	ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.